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                                                EXHIBIT 10.15(d)


                                 December 6, 1991



Mr. John P. Frestel, Jr.
Senior Vice President-Human Resources
USAir, Inc.
Crystal Park Four
2345 Crystal Drive
Arlington, Virginia 22227

Dear Jack:

      This letter, when countersigned by you, will constitute an agreement between you and USAir, Inc. ("USAir") concerning supplemental retirement benefits to be paid to you upon your retirement from USAir. This agreement has been approved by the Board of Directors at its meeting on November 13, 1991 and supersedes any prior supplemental pension agreement with you. USAir hereby agrees with you as follows:

      1. In consideration for your past services to USAir and your future services between the date of this letter and the time of your retirement, USAir will pay or cause to be paid to you, or on your account, a supplemental pension benefit in an amount determined in accordance with paragraph 3 of this letter.

      2. For purposes of this agreement, (a) the Retirement Plan for Certain Employees of USAir, Inc., (b) the Target Benefit Plan for Certain Employees of USAir, Inc., (c) the USAir, Inc. Supplementary Retirement Benefit Plan, and (d) any defined contribution pension plan established by USAir in the future for the purpose of providing retirement income, will be referred to collectively as the "Pension Plans" and the Retirement Plan for Certain Employees of USAir, Inc. when being referenced on its own will be referred to as the "Retirement Plan."

      3. The supplemental pension benefit payable to you pursuant to this agreement will be the difference of subparagraph
(i) minus subparagraph (ii), where (i) and (ii) are:

            (i) the pension benefit calculated under the benefit formula set forth in the Retirement Plan using your combined years of service at USAir, The Atchison, Topeka and Santa Fe Railway Co. and the Santa Fe Southern Pacific Corp.;




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            (ii)  all pension benefits payable to you in the
            aggregate under the Pension Plans as defined above and any other pension benefits accruing to you as a result of other employment prior to reaching age 65 (either prior to your employment with USAir or subsequent to such employment).

The supplemental pension benefit determined under this paragraph 3 will be payable without regard to the years of service vesting requirement contained in the Retirement Plan. The supplemental pension benefit amount determined under this paragraph 3 is the amount payable for benefit commencement at normal retirement, age
65. In the event that you leave employment with USAir prior to normal retirement age, you may elect to receive your pension benefits, including this supplemental benefit, at any time after attaining age 55. In the event that you elect such an early commencement of pension benefits, your pension benefits, including your supplemental benefit, will be reduced in accordance with the early retirement provisions of the Retirement Plan.

      4. For purposes of calculating the supplemental benefits under paragraph 3 above, the following rules will be applied:

      (a) In determining the amount of the pension benefit calculated under the benefit formula set forth in the Retirement Plan for purposes of subparagraph (i), it shall be assumed that the Retirement Plan was not frozen in 1991.

      (b) In determining the amount of the pension benefit calculated under the benefit formula set forth in the Retirement Plan for purposes of subparagraph (i), it shall be assumed that the limitations imposed by Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended, are not applicable.

      (c) In determining the amount of the pension benefits payable in the aggregate under the Pension Plans for purposes of subparagraph (ii), any benefit payable under a defined contribution plan maintained by USAir shall only be included to the extent that the benefit is attributable to contributions made by USAir and any portion of the benefit payable under such defined contribution plan attributable to your own contributions shall be excluded.

      (d) In determining the amount of the pension benefits payable in the aggregate under the Pension Plans for purposes of subparagraph (ii), any benefit payable under one of the Pension Plans in the form of a lump sum, shall be converted to an annuity for purposes of calculating the benefit to be offset by subparagraph (ii).

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      5.     In the event USAir terminates your employment for cause
as defined by the employment agreement between you and USAir in effect at the time of the termination, USAir will not be obligated to pay any pension benefits under this agreement.

      6. If you terminate your employment after age 55, accept other employment, and elect to commence pension benefits hereunder, no offset will be made for any pension accruing as a result of such subsequent employment until you start receiving a pension benefit from such subsequent employer or until you reach age 65, whichever occurs first.

      7. The supplemental benefit payable hereunder shall be unfunded and shall be paid directly from USAir's general assets, including any trust or fund created for that purpose. The supplemental benefit payable hereunder shall be paid in the same form of payment as your benefit payments are made under the Retirement Plan.

      8. If you have an accrued vested pension benefit payable to you upon retirement as a result of employment other than at USAir, it is understood and agreed that you will furnish USAir with such information as it may reasonably require concerning these pension benefits to enable USAir to ascertain the amount of its obligation under this agreement. It is further understood and agreed that, for purposes of determining USAir's obligation under this agreement, any benefits to be offset from such other employment will be done on the basis that all benefits paid from all plans are to paid commencing at the same age and in the same payment form.

      9. This letter may be amended or supplemented at the request of either party hereto to clarify its application with respect to any future pension plan which USAir may adopt replacing or supplementing its existing Pension Plans. Any such amendment or supplement will be prepared on the basis of the intent of the parties that USAir is seeking to provide you with supplemental pension benefits as determined in paragraph 3 above.













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      10.     If you concur in the foregoing, please indicate your
agreement by signing a copy of this letter in the space provided below.


                                       USAIR, INC.


                                       By:  /s/Seth E. Schofield
                                            ______________________
                                            Seth E. Schofield
                                            President & Chief
                                              Executive Officer


Agreed:

  /s/John P. Frestel, Jr.
_____________________________

    December 11, 1991
_____________________________ (Date)